CUMMINS ENGINE COMPANY, INC.
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                               EXHIBIT 10(b)
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                        DEFERRED COMPENSATION PLAN
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                       Effective as February 1, 1994


1. Purpose. The purpose of the Cummins Engine Company, Inc. 1994 Deferred Compensation Plan ("the Plan") is to provide certain highly compensated employees of Cummins Engine Company, Inc. ("Cummins") and its subsidiaries and affiliates (hereinafter collectively referred to as "the Company") an opportunity to defer compensation received by them from the Company in accordance with the terms and conditions set forth herein.

2. Approval and Administration. The Plan shall be administered by the Compensation Committee of the Cummins Board of Directors ("the Committee"). The Committee shall have sole and complete authority and discretion to interpret the terms and provisions of the Plan and to adopt, alter and repeal such administrative rules, regulations and practices governing the operation of the Plan, and to determine facts under the Plan as it shall from time to time deem advisable. The Committee may delegate the day-to-day administration of the Plan to senior executive officers of the Company.

3. Eligibility. US resident employees having an annual base salary payable by the Company of $100,000 or more shall be eligible to participate in the Plan. Such persons who make an election as described in Section 4 shall individually be referred to as a "Participant" and collectively as "Participants".

4.  Election to Defer:

    (a) An eligible employee may elect in writing to defer receipt of all or a portion, as specified in the election, of his or her base salary, Target Bonus (or other applicable profit sharing plan) and Three-Year Performance Plan payouts otherwise to be made by the Company. Amounts deferred under this Section 4(a) shall be referred to as "Deferred Amounts". Except as provided in Section 4(c) below, an election to defer cannot be revoked.

    (b) For employees eligible to participate on the effective date, an election to defer base salary or profit sharing bonus payments, or the Three-Year Performance Plan payout in June 1995 shall be made on or before February 28, 1994. Employees who subsequently become eligible to participate shall have thirty
    (30) days following notification by the committee of their eligibility to participate to make an election with respect to base salary or profit sharing bonus. Except for new participants as described in the preceding sentence, an election made after February 28, 1994 to defer base salary or profit sharing bonus payments must be made on or before December 31 of the year preceding the year of payment. Except for the initial election to be made on or before February 28, 1994, an election to defer Three-Year Performance Plan payments must be made on or before December 31 of the year preceding the end of the award cycle for which the payment is to be made (e.g., an election to defer the June 1996 payout must be made on or before December 31, 1994).

    (c) Once each year, upon written application of the Participant and with the consent of the Committee, a Participant may modify a previously made election in order to reduce the amount or percentage of base salary or profit sharing bonus payments to be deferred. Any such modification may only be made on March 15, June 15 or September 15 and shall only be applicable to amounts earned after the beginning of the calendar quarter immediately following the date of modification as follows:

    Date Modified           Applicable To
    _____________           _____________

    March 15                Post 4/1 base pay; Q2, Q3 or Q4 bonus
    June 15                 Post 7/1 base pay; Q3 or Q4 bonus
    September 15            Post 10/1 base pay; Q4 bonus

5. Establishment of Deferred Compensation Account. At the time of the Participant's initial election to defer pursuant to Section 4, the business unit of the Company which employs the Participant shall establish a memorandum account (a "Deferred Compensation Account") for such Participant on its books. The Deferred Amount shall be credited to the Deferred Compensation Account as of the last day of the month in which it otherwise would have been received by the Participant. Any required withholding for taxes (e.g., Social Security taxes) on the Deferred Amount shall be made from and to the extent of other compensation of the Participant. If other compensation is insufficient for such purpose, the Participant shall reimburse the Company for the amount the Company is required to withhold. Adjustments, as provided in Section 6 below, shall be made to the Participant's Deferred Compensation Account.

6. Adjustments to Deferred Amounts. Once each month, the Committee shall credit the Participant's Deferred Compensation Account with an earnings factor. The earnings factor will equal the amount the Participant's Deferred Compensation Account would have earned if it had been invested in the investment options determined from time to time by the Committee. The Participant is permitted to select the investment option used to determine the earnings factor and may change the selection once each year. The Participant may choose more than one investment option in increments of at least ten percent (10%). Cummins reserves the right to change or amend any of the investment options at any time. The Company is under no obligation to acquire or provide any of the investments designated by a Participant, and any investments actually made by the Company will be made solely in the name of the Company and will remain the property of the Company. The crediting of an earnings factor shall occur so long as there is a balance in the Participant's Deferred Compensation Account, regardless of whether the Participant has terminated employment with the Company.

7.  Payment of Deferred Amounts:

    (a) Except as otherwise provided in subsections (e) or (f) below, a Participant's Deferred Amount shall be paid, or commence to be paid, to the Participant, or the Participant's beneficiary, as soon as practicable after the earliest to occur of the following:

          (i)  the Participant's death,

          (ii) the termination of Participant's employment with the Company (otherwise than by retirement), or

          (iii) the date specified in the election made by the Participant.

    In the case of Participant's termination of employment by retirement, the date specified in (iii) shall determine the date of payment or commencement.

    In the event of the Participant's death, payment of the balance in the Participant's Deferred Compensation Account shall be made as soon as administratively feasible to the Participant's designated beneficiary, or if none, to the Participant's estate.

    (b) The Participant may elect to receive payment of each Deferred Amount in his or her Deferred Compensation Account either (i) in a lump sum or (ii) in a number of annual installments, not to exceed fifteen, as the Participant shall elect. The election shall be made concurrently with the election to defer and must have approval of the Committee or its designate. If no election is made, a lump-sum payment will be made.

    (c) Notwithstanding the election under subsection (b), in the case of Participant's death or termination of employment other than by retirement, payment will be made in a lump sum.

    (d) Except as provided in subsections (e) or (f), the elections referenced in subsection 7(a)(iii) and in subsection 7(b) are irrevocable. Both such elections shall be made with respect to and at the same time as each election to defer under Section 4(a).

    (e) A Participant will receive the balance in the Deferred Compensation Account upon the occurrence of a Change in Control of Cummins. The term "Change in Control" shall mean a Change in Control as defined in the Cummins Engine Company, Inc. 1992 Stock Incentive Plan.

    (f) Anything contained in this Section to the contrary notwithstanding, in the event a Participant incurs a financial hardship or other significant change in circumstances, the Committee, in its sole discretion and upon written application of such Participant, may direct immediate payment of all or a portion of the then current value of such Participant's Deferred Compensation Account; provided that such payment shall in no event exceed the amount necessary to alleviate such financial hardship or accommodate such other significant change in circumstances. The Committee, in its sole discretion and upon the Participant's written application, may defer the commencement date or extend the distribution period for any Deferred Amount, provided that (i) any such application must be submitted by the Participant no later than one year prior to the date distribution would otherwise commence; and (ii) if approved by the Committee, any such election shall thereafter be irrevocable by the Participant.

8. Participant Reports. The Company shall provide a quarterly statement to the Participant concerning the status of his or her Deferred Compensation Account.

9. Transferability of Interests. During the period of deferral, all Deferred Amounts shall be considered as general assets of the Company for use as it deems necessary and shall be subject to the claims of the Company's creditors. The rights and interests of a Participant during the period of deferral shall be those of a general creditor except that such Participant's rights and interests may not be reached by the creditors of the Participant or the beneficiary, or anticipated, assigned, pledged, transferred or otherwise encumbered except in the event of the death of the Participant, and then only by will or the laws of descent and distribution.

10. Amendment, Suspension and Termination. Cummins at any time may amend, suspend or terminate the Plan or any portion thereof in such manner and to such extent as it may deem advisable and in the best interests of the Company. No amendment, suspension and termination shall reduce the amount than credited to a Participant's Deferred Compensation Account.

11. Unfunded Obligation. The Company shall have no obligation to fund the Plan. No trust, escrow or other provisions shall be established in the name of a Participant to secure payments due under the Plan; and the Plan shall be regarded as unfunded for purposes of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code. A Participant shall be treated as a general, unsecured creditor at all times under the Plan, and shall have no rights to any specific assets of the Company. All amounts credited to the memorandum accounts of the Participants will remain general assets of the respective companies.

12. No Right to Employment or Other Benefits. Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of the Company. Any compensation deferred and any payments made under this Plan shall not be included in creditable compensation in computing benefits under any employee benefit plan of the Company except to the extent expressly provided for therein.